UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 21, 2005

TUT SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25291	94-2958543
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6000 SW Meadows Drive, Suite 200

Lake Oswego, Oregon 97035

(Address of principal executive offices) (Zip Code)

(971) 217-0400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 21, 2005, the Tut Systems, Inc. (“Tut Systems”) board of directors (the “Board of Directors”) unanimously elected Steven Levy as a Director of Tut Systems. George Middlemas, a member of the Board of Directors of Tut Systems gave notice to Tut Systems and the Board of Directors that effective as of October 21, 2005, he would resign from the Board of Directors. Mr. Middlemas has informed Tut Systems that his resignation from the Board of Directors is not a result of any disagreement between Mr. Middlemas and Tut Systems.

Mr. Levy, age 49, was elected as a Director of Tut Systems to fill the vacancy created by the resignation of Mr. Middlemas in accordance with Tut Systems’ bylaws and certificate of incorporation and upon the recommendation of the Board’s Corporate Governance and Nominating Committee. Mr. Levy will serve for the remainder of Mr. Middlemas’ term and stand for election as a Director at the 2006 Annual Meeting. Mr. Levy is currently not a member of any committee of the Board of Directors. Mr. Levy will be compensated in the same manner as Tut Systems’ other independent directors.

Mr. Levy brings with him more than 19 years of Wall Street experience. Mr. Levy most recently served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers, Managing Director and Head of the Communications Research Team at Oppenheimer & Co. and a senior communications analyst at Hambrecht & Quist. Mr. Levy received his M.B.A. and his B.S. in Materials Engineering from Rensselaer Polytechnic Institute in 1980 and 1978, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

October 27, 2005	By:	/s/ RANDALL K. GAUSMAN
Randall K. Gausman, Vice-President, Finance and Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer and Duly Authorized Officer)